Exhibit 99.1

December 17, 2004

Tetra Tech to Restate Operating Results in Prior Years

Due Primarily to Previously Disclosed Legal Proceedings

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that it has substantially completed its evaluation of the accounting adjustments related primarily to legal proceedings described in its November 17, 2004 press release.  These accounting adjustments will not adversely affect the Company’s fiscal 2004 operating results.

As previously disclosed, in December 2002, a Washington County Court in Bartlesville, Oklahoma rendered a judgment for $4.1 million and unquantified legal fees against the Company in a contract dispute with Horsehead Industries, Inc., doing business as Zinc Corporation of America (ZCA).  Prior to this judgment, in April 2002, the Court dismissed with prejudice the Company’s counter-claims relating to receivables due from ZCA and other costs.  In February 2004, the Court ordered the Company to pay ZCA approximately $2.6 million in attorneys’ and consultants’ fees and expenses, together with post-judgment interest.  The Company recorded a $4.1 million reserve related to the judgment in fiscal 2002.  The Company has posted bonds and filed appeals with respect to the judgment and the associated award for fees and expenses, and is also pursuing other legal alternatives related to the case.

In a separate matter, also as previously disclosed, the Company had a net receivable of $1.0 million from a Washington-based company as of September 30, 2002 relating to a design and construction contract.  Disputes arose during fiscal 2001 and fiscal 2002, and although the Company is continuing its attempts to recover amounts directly from the contractor and third parties, it is unclear whether these efforts will be successful.

The Company’s restatements result from a determination that certain charges related to the matters described above should have been recorded primarily in fiscal 2002 and, to a lesser extent, in fiscal 2001 and fiscal 2003.  The Company is also finalizing its evaluation of several other minor issues and expects to complete its work shortly.  The Company expects that the aggregate effect on income, net of tax, will range from $3.0 million to $5.0 million during the three-year period.  Accordingly, the previously issued financial statements for these periods should no longer be relied upon.  These adjustments are subject to audit by the Company’s prior independent auditors.

In order to finalize its restated prior year financial statements, the Company is filing a Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission (SEC), seeking a 15-day extension to file its Annual Report on Form 10-K for fiscal 2004.  The Company has concurrently filed a Current Report on Form 8-K with the SEC with respect to the restatements.

The Company plans to file its fiscal 2004 Form 10-K on or before January 3, 2005.  In addition, the Company remains confident in its fiscal 2005 first quarter guidance, and expects to announce those results on schedule.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With over 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management, infrastructure and communications.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT:  Li-San Hwang, CEO or Mike Bieber, Investor Relations (626) 351-4664

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements.  Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; acquisition strategy risks; management of growth strategy; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; the impact of downturns in the financial markets and reductions in government budgets; credit risks associated with commercial clients; failure to properly manage projects; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the inability to accurately estimate contract risks, revenue and costs; backlog cancellation or adjustment; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontracts; loss of key personnel or the inability to attract and retain qualified personnel; changes in existing laws, regulations or programs; competition; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; adverse resolution of an IRS examination; changes in financial accounting standards; expenses associated with corporate governance; implementation of the ERP system; disruption of operations due to computer viruses or terrorism; and foreign currency fluctuations.  Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change.  Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year.  Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.